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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

        Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on March 23, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders.

Transcript from Conference Call

Rick Buterbaugh:

        Thank you Jackie, and good morning. Today's brief call will update previous estimates provided by the company and will contain forward-looking statements. Please note that actual results or events may differ materially from our expectations or projections. Information concerning factors and risks that could cause material differences is identified in the Risk Factors section of the company's Annual Report on Form 10-K and other SEC filings. The company filed its 2004 Form 10-K on March 14.

        As announced following the company's March 8 board meeting, we are proceeding with the separation of our chemical business unit via a direct sale or IPO spinoff. We are pursuing both strategies in parallel and independently to ensure maximum valuation is achieved and the separation is completed as expeditiously as possible.

        The board also approved an initial $1-billion share repurchase program. As of today, Kerr-McGee has repurchased approximately $250 million worth of Kerr-McGee shares in the open market. This represents approximately 3.1 million shares, at an average price of $79.47.

        Last week we announced the success of our first exploration well in Alaska this year with the discovery of the Schrader Bluff reservoir in the Tuvaaq unit. This discovery extends the Schrader Bluff reservoir three miles west of last year's discovery at the Nikaitchuq unit. We also announced the successful horizontal well test of the Schrader Bluff from the Nikaitchuq #4 well, which tested at rates up to 1,200 BOPD. From the success of these wells, we have increased our interest in the Tuvaaq unit from 40% to 82%.

        In our Oil & Gas unit, we remain on target to achieve our projected average total production volumes of approximately 360,000 BOE/D for the year. As discussed last month, better performance from some deepwater reservoirs has increased our expectation of oil production and will therefore postpone re-completion activities to the upper gas zones.

        Projected first-quarter volumes are still in the range of 360,000 to 385,000 BOE/D. First-quarter oil volumes still are projected to be approximately 178,500 to 192,000 barrels per day, and projected natural gas volumes remain in the range of 1,090 to 1,160 MMCF/D.

        As a reminder, we have derivatives covering approximately 45% of our total expected oil volumes and about 50% of our expected U.S. gas volumes for 2005. Since the last update, we have entered into additional derivatives in the form of costless collars on about 25% of our projected North Sea oil production for 2006.

        A detailed quarterly breakout of expected production volumes by product and by region for 2005 and a schedule of our existing derivative contracts are available on the company's website at www.kerr-mcgee.com under Guidance, Derivative and Historical Information in the Investor Relations section.

        Gas marketing revenue is still expected in the range of roughly $130 to $150 million this quarter as a result of both high commodity prices and activity associated with our operations in the Rocky Mountain area. There will also be a corresponding offset in marketing—gas purchase costs; therefore, no significant impact on operating profit is expected from these activities.

        Lease operating expense for the first quarter is now projected at $4.30 per BOE. Unit LOE by region on a barrel of equivalent basis includes about $4.20 for the U.S. Onshore region, $3.20 for the gulf, $6.05 in the North Sea, and $4.95 in Bohai Bay. These costs are up slightly from prior projections however, total worldwide unit LOE is still projected to average about $4.15 for 2005.

        The projected unit production taxes in the first quarter remain at approximately $1.15 per BOE. For the full year, production taxes are projected to increase based on current strip pricing.

        We have decreased our projection for unit transportation costs in the first quarter to approximately $1.05 per BOE, and G&A is still expected to be approximately $0.95 per BOE.

        Our expectation for first-quarter unit depreciation and depletion charges for oil and gas activities remains at approximately $8.40 per BOE. First-quarter accretion expense for future abandonment is estimated to be about $8 million.

        First-quarter exploration expense remains as previously projected at approximately $100 million on a risked basis. However, there are a number of wells that are currently in progress which will likely cause a high degree of variability to this projection. For the year, we still expect exploration expense of about $380 million, which includes about $70 million of non-cash charges associated with the amortization of non-producing leasehold costs.

        Turning to exploration activities, the Chilkoot prospect, located on Green Canyon block 320, is currently drilling below salt at approximately 21,000 feet. The total vertical depth for the well is expected to be approximately 30,000 feet. Chilkoot is operated by Kerr-McGee with a 33% interest.

        The Kung Pao prospect on Garden Banks block 171 is at approximately 11,000 feet and we are currently running casing. This Miocene prospect, with an objective depth of 18,000 feet, is a potential satellite tieback to the Baldpate facility. Kerr-McGee operates the well with a 50% working interest.

        In Alaska, based on the success of the Tuvaaq well in the Schrader Bluff, we are currently drilling a sidetrack, the Kigun well, to earn additional acreage in the area. Kerr-McGee operates the Kigun well with a 55% working interest.

        In the Nikaitchuq area, we are currently drilling the #3 well as a horizontal well into the Sag River formation. Following drilling, we expect to conduct a flow test of the reservoir. The results of this test will be combined with our ongoing technical analysis and reservoir modeling of the area to assess deliverability and commerciality. We are encouraged by our results to date at Nikaitchuq and Tuvaaq in this area of Alaska and expect to reach a decision on sanctioning later this year.

        Onshore in Alaska, the Ataruq prospect is projected to spud about the first of April, once the rig has finished drilling the Nikaitchuq #3 horizontal appraisal well. Kerr-McGee will operate the Ataruq prospect with a 50% working interest.

        In Bohai Bay, China, we have now spud the first of at least two planned appraisals of last year's CFD 14-5 discovery on block 09/18. The goal of this well is to confirm areal extent of the Shahejie formation pay zone.

        Also in Bohai Bay, we recently announced that we have received approval from the China National Offshore Oil Corporation (CNOOC) for development of the CFD 11-3 and 11-5 fields on block 04/36. Development is already in progress and production is expected from these fields later this year. This production will be processed through the Kerr-McGee FPSO, which is currently processing volumes from the CFD 11-1 and CFD 11-2 fields.

        In the U.S. Onshore, we are continuing with a very active exploitation program. We currently have 39 drilling rigs running; approximately half of which are operated. In the Rockies, eight rigs are drilling in the Greater Natural Buttes area, five in the Wattenberg field and eight in the Northern Rockies. In the Southern division, four rigs are drilling in the Gulf Coast, three in South Texas and 11 in the Mid-Continent.

        In development activities, we have finished development drilling at four of the six wells for the Constitution field. We expect to finish drilling activities on the fifth well in about a week. These wells are meeting our expectations, and we will progress to the completion stage once the spar and topsides are in place. The hull of the spar is approximately 75% complete, and the topsides are approximately 70% complete. The project remains on schedule, and the hull is expected to sail to the gulf this summer. We are still on track for first production from Constitution in mid-2006, including the development of the Ticonderoga satellite.

        In our Chemical unit, industry fundamentals continue to remain strong, evidenced by healthy demand for TiO2 pigment and high utilization rates, resulting in a rising pricing environment. Previously announced price increases have been fully implemented. Last week, we announced an additional price increase effective April 1. This price increase includes our key markets in the Americas, Europe and Asia/Pacific. We expect to begin to see the benefits of this latest price increase late in the second quarter.

        With evidence of continued strength in this market, we are increasing our first-quarter operating profit projection for the Chemical segment into the range of $31 to $33 million, up more than 20% from our prior projection.

        In our corporate activities, the corporate portion of G&A and other costs is still projected at about $37 million, and interest expense for the quarter is now projected at about $61 million. The approximate $7 million of unamortized issuance costs associated with the 5 1/4% convertible debentures will be credited directly to paid-in capital and will not impact earnings.

        A replay of this call will be available temporarily through the company's website and can be accessed at www.kerr-mcgee.com. We will announce actual results for the first quarter on April 27, 2005, and host a conference call at 10:00 CST that morning to discuss the results. Details about this and future calls, as well as information on upcoming presentations by members of the company's senior management, will be posted on the company's website.

        Thank you for your time and interest in Kerr-McGee this morning. This concludes our call.

IMPORTANT INFORMATION

Kerr-McGee filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission on March 18, 2005 relating to Kerr-McGee's solicitation of proxies from the stockholders of Kerr-McGee with respect to the Kerr-McGee 2005 annual meeting of stockholders. Kerr-McGee and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2005 annual meeting. The amended preliminary proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Kerr-McGee's stockholders. Kerr-McGee will also be filing a definitive proxy statement and other relevant documents. KERR-MCGEE ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Kerr-McGee's proxy statement and other relevant documents may be obtained without charge from the SEC's website at www.sec.gov and from Kerr-McGee at www.kerr-mcgee.com. You may also obtain a free copy of Kerr-McGee's definitive proxy statement, when it becomes available, by contacting Georgeson Shareholder Communications Inc. toll free at 877-278-6310. This presentation contains expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of Kerr-McGee Corporation.

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EXPLANATORY NOTE